Exhibit 16.1

April 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Ra Medical Systems, Inc. Form 8-K dated April 8, 2021, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, and the second through the fifth paragraph of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the second and third sentence of the first paragraph of Item 4.01(a) and Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP